Exhibit 99.1

Barfresh Provides Record Third Quarter 2024 Results and Business Update

Record Quarterly Revenue of $3.6 Million and Gross Margin of 35% and Adjusted Gross Margin of 38% for Third Quarter 2024

Company Generating Revenue from New Pop & Go™ Freeze Pops in Fourth Quarter 2024

Company Expects to Achieve Positive Adjusted EBITDA for Fourth Quarter 2024

Capacity and Product Portfolio Expansion Paving Way for Record Annual Revenue and Year-over-Year Adjusted Gross Margin Improvement in Fiscal Year 2024

LOS ANGELES, October 24, 2024 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update for the third quarter ended September 30, 2024.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Our strategic investments and operational enhancements have driven exceptional results, with record quarterly third quarter revenue exceeding $3.6 million, a 40% year-over-year increase. Notably, this robust performance was achieved without any revenue contribution from our new Pop & Go™ product, reflecting the growing market adoption of our existing product lines and the effectiveness of our expanded sales and distribution network. We’re excited about the recent launch of Pop & Go™ in the education channel. This product has the potential to significantly expand our presence in schools by targeting lunch menus, which typically offer higher volume opportunities compared to the breakfast menus where our legacy products have traditionally performed well. As we move forward, we remain on track for record annual revenue in fiscal year 2024 and continued margin improvements. Our expanded co-manufacturing capacity, broader product line, and coverage of over 95% of the country position us for sustained, long-term growth. I’m more confident than ever in our ability to deliver substantial value to our customers and shareholders.”

Third Quarter of 2024 Financial Results

Revenue for the third quarter of 2024 increased 40% to $3.6 million, compared to $2.6 million in the third quarter of 2023. Revenue in 2024 benefitted from improvements in Twist & Go bottled smoothie sales from inventory built ahead of its seasonally high third quarter, and improvements in smoothie carton and bulk sales. The Company expects expanded capacity for its bottled smoothie to become available in the fourth quarter of 2024, subject to the risks and uncertainties associated with pre-production activities. Gross Margin for the third quarter of 2024 was comparable to prior year period at 35%. Adjusted Gross Margin for the third quarter of 2024 was 38%, compared to 35% in the prior year period. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below. The improvement in Adjusted Gross Margin was a result of favorable product mix, pricing actions, and a slight improvement in the cost of supply chain components.

Selling, marketing and distribution expenses for the third quarter of 2024 increased to $990,000, compared to $697,000 for the third quarter of 2023. The increase is a result of higher personnel cost, travel and broker commissions due to expansion of the Company’s broker network. G&A expenses in the third quarter of 2024 increased to $705,000 compared to $577,000 in the third quarter of 2023. The increase in G&A was primarily due to the non-recurrence of recognizing Employee Retention Tax Credit benefits in 2023.

Net loss in the third quarter of 2024 was $513,000, as compared to a loss of $476,000 in the third quarter of 2023. The increase is a result of increased headcount and the non-recurrence of tax benefits in 2023, partially offset by the contribution margin from increased sales.

Adjusted EBITDA was approximately a loss of $124,000 for the third quarter of 2024, compared to a loss of approximately $89,000 for the third quarter of 2023. A reconciliation of net loss to Adjusted EBITDA is provided below.

First Nine Months of 2024 Financial Results

Revenue for the first nine months of 2024 increased 28% to $7.9 million, compared to $6.2 million in the same period of 2023. The increase in revenue is the result of improvements in Twist & Go bottled smoothie sales from inventory built ahead of its seasonally high third quarter and improvements in smoothie carton and bulk sales. Gross margin for the first nine months of 2024 was 37%, compared to 36% for the same period of 2023. Excluding production relocation costs, Adjusted Gross Margin for the first nine months of 2024 was 39% compared to 36% in the prior year. A reconciliation of Gross Profit to Adjusted Gross Profit is provided below. The improvement in Gross Margin and Adjusted Gross Margin is a result of favorable product mix, pricing actions, and a slight improvement in the cost of supply chain components.

Net loss for the first nine months of 2024 was $2.0 million, as compared to a loss of $2.1 million in the same period of 2023. Selling, marketing and distribution for the first nine months of 2024 increased to $2.3 million, compared to $2.0 million in the same period of 2023. The increase is a result of increased sales and marketing personnel costs and outbound freight as a result of increased shipments. G&A expenses for the first nine months of 2024 increased to $2.4 million, compared to $2.1 million in the same period of 2023. The increase in G&A was driven by an increase to management headcount, an increase in stock-based compensation resulting from adoption of an equity-only structure for Board of Director compensation and management incentives, and the non-recurrence of recognizing Employee Retention Tax Credit benefits in 2023.

Adjusted EBITDA was approximately a loss of $752,000 for the first nine months of 2024, as compared to a loss of $1.2 million in the same period of 2023. A reconciliation of net loss to Adjusted EBITDA is provided below.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures, and certain calculations based on its results including Gross Margin and Adjusted Gross Margin. Management believes that Adjusted Gross Profit and Adjusted EBITDA provide useful information to the investor because they are directly reflective of the performance of the Company. The exclusion of certain items including manufacturing relocation costs in calculating Adjusted Gross Profit and stock compensation, and other non-recurring costs such as those associated with the product withdrawal, the related dispute, and certain manufacturing relocation costs in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted Gross Profit and Adjusted EBITDA are not recognized measurements under GAAP and should not be considered as an alternative to Gross Profit, loss from operations, net loss or any other performance measure derived in accordance with GAAP.

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenue	$3,637,000	$2,603,000	$7,929,000	$6,205,000
Cost of revenue	2,377,000	1,690,000	4,991,000	3,963,000
Gross profit	1,260,000	913,000	2,938,000	2,242,000
Manufacturing relocation (1)	126,000	-	176,000	-
Adjusted Gross Profit	$1,386,000	$913,000	$3,114,000	$2,242,000
Gross Margin	35%	35%	37%	36%
Adjusted Gross Margin	38%	35%	39%	36%

(1) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net loss	$(513,000)	$(476,000)	$(1,973,000)	$(2,123,000)

Depreciation and amortization	71,000	120,000	217,000	325,000
Interest expense	13,000	1,000	24,000	3,000
EBITDA	(429,000)	(355,000)	(1,732,000)	(1,795,000)

Stock based compensation, employees and board of directors	179,000	240,000	696,000	430,000
Operating expense related to withdrawn product and related dispute (1)	-	26,000	108,000	118,000
Manufacturing relocation (2)	126,000	-	176,000	-
Adjusted EBITDA	$(124,000)	$(89,000)	$(752,000)	$(1,247,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. Operating expense in 2023 and 2024 primarily includes legal expense incurred with respect to the dispute.

(2) Represents costs incurred to relocate single-serve ready-to-blend beverage pack production lines owned by Barfresh at the conclusion of a multi-year manufacturing agreement.

Balance Sheet

As of September 30, 2024, the Company had approximately $2.1 million of cash and accounts receivable, and approximately $770,000 of inventory on its balance sheet. In the first half of the year, the Company deployed a significant amount of cash to build up inventory in preparation for its seasonally high third quarter. The inventory build allowed the Company to generate a 40% year-over-year increase in revenue for the third quarter of 2024. The Company expects expanded capacity to become available in the fourth quarter of 2024, subject to the risks and uncertainties associated with pre-production activities. Additionally, the Company has taken other measures to reduce its liquidity requirements, including compensating its directors and employees with equity to reduce cash compensation requirements, obtaining non-recourse litigation financing, and securing receivables financing.

In August 2024, the Company secured a $1.5 million receivables financing facility with a one-year term that renews annually and is secured by accounts receivable and inventory. This provides the Company with extra coverage to fund inventory should it need to flex up production further. This proactive approach ensures the Company has the flexibility to respond quickly to market demands while maintaining a strong financial position. In addition, the Company also received non-recourse litigation financing to allow vigorous pursuit of its legal complaint without further expense to the company.

Commentary and Outlook for 2024

The Company continues to expect to achieve record fiscal year revenue for fiscal year 2024.

The Company continues to expect to achieve higher gross profit in 2024 compared to 2023 with Gross Margin and Adjusted Gross Margin for 2024 expected to be in the mid to high 30’s.

The Company expects positive adjusted EBITDA in the fourth quarter of fiscal year 2024.

Supplier Dispute

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, as the parties were once again unable to come to an agreement, Barfresh re-filed the complaint in California State Court in August 2023 and the case continues to progress through the court system. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have been recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product may be subject to change.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, October 24, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, November 7, 2024. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13748982. Interested parties may also listen to a simultaneous webcast of the conference call by clicking here or logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com